EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS RECORD FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

Record Profitability: Q4 EPS of $0.37 and Adjusted EPS of $0.51, Exceeding Guidance

Record 2016 Full Year EPS of $1.40 and Adjusted EPS of $1.89

El Segundo, California — February 8, 2017 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the fourth quarter and full-year of 2016, exceeding guidance for both the quarter and full-year period.

Highlights (2016 compared to 2015):

Fourth Quarter:

●	Record net sales of $586.6 million, up 22% and exceeding the high end of our guidance of $565 to $580 million
●	Record fourth quarter gross profit of $82.8 million, up 31%; gross profit margin increased to 14.1% from 13.1%
●	Record fourth quarter operating profit of $9.2 million compared to operating loss of $22.1 million
●	Record fourth quarter EBITDA of $13.1 million; adjusted EBITDA of $14.6 million, up 178%
●	Diluted earning per share (EPS) of $0.37; adjusted EPS of $0.51, up 629% and exceeding the high end of our guidance of $0.40 to $0.48
●	Strong cash flow from operations of $22.5 million

Full Year:

●	Record net sales of $2.25 billion, up 35%, exceeding the high-end of our increased sales guidance of $2.23 to $2.24 billion
●	Record gross profit of $318.8 million, up 42%; gross profit margin increased to 14.2% from 13.5%
●	Record operating profit of $34.8 million compared to operating loss of $25.5 million
●	Record EBITDA of $50.6 million; adjusted EBITDA of $54.8 million, up 168%
●	Record diluted EPS of $1.40; adjusted EPS of $1.89, up 600% and at the high end of the guidance range
●	Strong cash flow from operations of $95.6 million

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “Q4 capped an all-around stellar year for PCM with another stellar quarter, while we continued to invest in our future. We exceeded the high end of our guidance by delivering record Q4 results of $586.6 million in sales and $0.51 in adjusted EPS, up 22% and 629% respectively, while delivering strong cash flows. For the year we delivered record sales of $2.25 billion and record adjusted EPS of $1.89, up 35% and 600% respectively, while also delivering strong cash flows. PCM is a diversified technology powerhouse, offering a wide array of products and increasingly sophisticated solutions. Our sales teams continue to effectively cross sell these broad offerings into our large, growing and diversified customer base.”

Khulusi continued, “In 2017 we are making some big bets in areas which we believe will contribute healthily to our profitability in the long-term after an initial period of investment. In this regard, the recent acquisition of Stratiform, an innovative Gold Certified Microsoft Partner, expands our existing capabilities in Microsoft cloud technology, including Azure Cloud solutions, Office 365, and Enterprise Mobility Suite. This is a Canadian company, but we are very busy quickly extending its capabilities to the U.S. market, and further expanding its offerings.”

Jay Miley, President of PCM, Inc., said, “I was pleased to see traction in the expansion of our gross margins related to investments we have been making in both our Public Sector business and in our Advanced Solutions business. In each of these investment areas we saw very strong sales growth, while at the same time realizing significant gross margin improvement. In this regard, I was particularly pleased with the performance of our Federal and Networking teams.”

Miley continued, “We have also made great progress towards our investment goals in our new Rio Rancho sales office. As of today, we have 146 sales reps, nearly double what we last reported in October and ahead of our previously stated goal of 100 sales reps by the end of its first year of operations in August 2017. Despite the investments in Public Sector, Advanced Solutions, and our Rio Rancho sales office, we continued to deliver improvements in our SG&A as a percentage of sales.”

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Commenting on PCM’s outlook, Khulusi stated, “It’s a great time to be at PCM, and we’re better positioned than ever for the future. Looking ahead, for the first quarter, we expect adjusted EPS in the range of $0.20 to $0.24 on net sales of $515 million to $530 million. For the year, we currently aim to deliver net sales of $2.34 billion to $2.38 billion and adjusted EPS of $2.00 to $2.15, with adjusted EPS ramping sequentially for each of the quarters of this year, as these incremental investments begin to bear fruit.”

Khulusi concluded, “These targets also assume a higher tax rate of approximately 40% and include the impact on 2017 net sales of transfers of an estimated amount of approximately $65 million related to customer contracts we purchased in the En Pointe acquisition, which we have been required by our customers to transfer to partners which qualify for certification as minority or women owned businesses under their supplier diversity policies. We have transferred these contracts to a partner in which we now hold a 49% passive equity interest and consequently these revenues will no longer be consolidated in our results in 2017. This change has an approximate 3% impact on the 2017 sales targets we stated above.”

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended December 31,
	2016		2015
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$457,545	78%	$396,442	82%	$61,103	15%
Public Sector	92,366	16	68,760	14	23,606	34
Canada	36,753	6	16,987	4	19,766	116
Corporate & Other	(37)	—	(4)	—	(33)	NM (1)
Consolidated	$586,627	100%	$482,185	100%	$104,442	22%

(1) Not meaningful.

Consolidated net sales were $586.6 million in the three months ended December 31, 2016 compared to $482.2 million in the three months ended December 31, 2015, an increase of $104.4 million, or 22%. This increase was primarily due to the addition of sales from our fourth quarter 2015 acquisitions and strong organic growth predominantly in our federal business within the Public Sector segment. Consolidated sales of services were $39.6 million in the three months ended December 31, 2016 compared to $33.9 million in the three months ended December 31, 2015, an increase of $5.7 million, or 17%, and represented 7% of net sales in each of the three months ended December 31, 2016 and 2015, respectively.

Commercial net sales were $457.5 million in the three months ended December 31, 2016 compared to $396.4 million in the three months ended December 31, 2015, an increase of $61.1 million or 15%. This increase in Commercial net sales was primarily due to the addition of sales from our Tiger Direct acquisition, which we completed in early December 2015.

Public Sector net sales were $92.4 million in the three months ended December 31, 2016 compared to $68.8 million in the three months ended December 31, 2015, an increase of $23.6 million, or 34%. The increase in Public Sector net sales was primarily due to sales growth in our federal business which was primarily due to an increase in productivity resulting from investments we made in our federal business and an increase in our state and local government and educational institution (“SLED”) business primarily due to the addition of sales from our Tiger Direct acquisition.

Canada net sales were $36.8 million in the three months ended December 31, 2016 compared to $17.0 million in the three months ended December 31, 2015, an increase of $19.8 million, or 116%, representing increased sales from our Acrodex acquisition and the Canadian unit of our Tiger Direct acquisition in December 2015.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $82.8 million in the three months ended December 31, 2016 compared to $63.1 million in the three months ended December 31, 2015, an increase of $19.7 million, or 31%. Consolidated gross profit margin increased to 14.1% in the three months ended December 31, 2016 from 13.1% in the same period last year. The increase in consolidated gross profit was primarily due to the increase in sales discussed above. The increase in consolidated gross profit margin was primarily due to an improved sales mix of advanced solutions and an increase in vendor consideration as a percent of net sales.

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Selling, General & Administrative Expenses

Consolidated SG&A expenses were $73.6 million in the three months ended December 31, 2016 compared to $85.2 million in the three months ended December 31, 2015, a decrease of $11.6 million, or 14%. Consolidated SG&A expenses as a percentage of net sales decreased to 12.6% in the three months ended December 31, 2016 from 17.7% in the same period last year. The decrease in consolidated SG&A expenses was primarily due to a $22.1 million non-cash charge in the three months ended December 31, 2015 related to our decision to pursue En Pointe’s SAP solution over the AX ERP solution, partially offset by SG&A expenses relating to our 2015 acquisitions, including a $7.6 million increase in personnel costs primarily related to the acquisitions and investments we have made in advanced technologies and software and a $1.0 million increase in amortization expense related to purchased intangibles.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended December 31,								Change in
	2016			2015			Change in		Operating
	Operating Profit	Operating Profit		Operating Profit	Operating Profit		Operating Profit (Loss)		Profit Margin
	(Loss)	Margin(1)		(Loss)	Margin(1)		$	%	%
Commercial	$21,726	4.7%		$17,599	4.4%		$4,127	23%	0.3%
Public Sector	3,662	4.0		868	1.3		2,794	322	2.7
Canada	711	1.9		591	3.5		120	20	(1.6)
Corporate & Other	(16,892)	(2.9	)(1)	(41,139)	(8.5	)(1)	24,247	(59)	5.6
Consolidated	$9,207	1.6%		$(22,081)	(4.6)%		$31,288	NM	6.2%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $9.2 million in the three months ended December 31, 2016 compared to operating loss of $22.1 million in the three months ended December 31, 2015, an increase of $31.3 million.

Commercial operating profit was $21.7 million in the three months ended December 31, 2016 compared to $17.6 million in the three months ended December 31, 2015, an increase of $4.1 million, or 23%. The increase in Commercial operating profit was primarily due to a $12.6 million increase in Commercial gross profit, partially offset by an increase in personnel costs related to the Tiger Direct acquisition, investments in advanced technologies and software specialists and variable compensation on increased gross profit.

Public Sector operating profit was $3.7 million in the three months ended December 31, 2016 compared to $0.9 million in the three months ended December 31, 2015, an increase of $2.8 million, or 322%. The increase in Public Sector operating profit was due to the increase in Public Sector gross profit, partially offset by an increase of $1.5 million of various SG&A expense items including increases in variable compensation on increased gross profit, a bad debt charge, a legal settlement and amortization of purchased intangibles.

Canada operating profit was $0.7 million in the three months ended December 31, 2016 compared to $0.6 million in the three months ended December 31, 2015, an increase of $0.1 million, or 20%., representing the operating profit from our Acrodex acquisition and the Canadian unit of our Tiger Direct acquisition in December 2015.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $16.9 million in the three months ended December 31, 2016 compared to $41.1 million in the three months ended December 31, 2015, a decrease of $24.2 million, or 59%. The decrease in our Corporate & Other operating expenses was primarily due to a $22.1 million non-cash charge related to our previously announced decision to pursue En Pointe’s SAP solution over the AX ERP solution and a $1.1 million decrease in personnel costs.

Income (Loss) From Continuing Operations

Income from continuing operations (after tax) was $4.7 million, or $0.37 per diluted share, in the three months ended December 31, 2016 compared to loss from continuing operation of $14.1 million, or $(1.21) per diluted share, in the same period last year.

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Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended December 31, 2016 was $14.6 million compared to $5.2 million for the three months ended December 31, 2015. Non-GAAP EPS (Adjusted EPS) from continuing operations was $0.51 for the three months ended December 31, 2016 compared to $0.07 in the three months ended December 31, 2015. The increase in adjusted EBITDA and adjusted EPS was primarily driven by the increase in operating profit discussed above.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for year ended December 31, 2016 of $95.6 million, compared to cash used in operations of $52.4 million in the year ended December 31, 2015. Accounts receivable at December 31, 2016 was $358.9 million, an increase of $17.9 million from December 31, 2015. Inventory at December 31, 2016 was $80.9 million, an increase of $25.5 million from December 31, 2015. Accounts payable at December 31, 2016 was $276.5 million, an increase of $75.0 million from December 31, 2015. Cash flow used in investing activities during the year ended December 31, 2016 totaled $10.9 million compared to $66.2 million during the year ended December 31, 2015. Investing activities for the year ended December 31, 2016 were primarily related to $8.7 million of capital expenditures, $1.5 million related to the acquisition of Stratiform in December 2016 and $0.5 million of incremental acquisition-related investments. Investing activities for the year ended December 31, 2015 was primarily related to the acquisition of En Pointe for $17.3 million, the acquisition of certain assets of Systemax for $14.0 million, the acquisition of Acrodex for $13.6 million, net of cash acquired, the purchase of real properties in Lewis Center, Ohio for $6.0 million and in Irvine, California for $5.8 million, as well as expenditures relating to investments in our IT infrastructure and new ERP systems. Total notes payable, including the $4.6 million of note payable related to asset held for sale in connection with our Irvine property, decreased by $4.6 million to $34.5 million at December 31, 2016 compared to December 31, 2015. Outstanding borrowings under our line of credit decreased by $55.0 million to $107.4 million at December 31, 2016 compared to December 31, 2015.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended December 31,
Headcount By Segment:	2016	2015
Commercial	863	637
Public Sector	179	137
Canada	81	40
Total	1,123	814

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended December 31,		Y/Y Sales
Product Sales Mix:	2016	2015	Growth
Software(1)	25%	27%	13%
Notebooks and Tablets	20	19	29
Networking	7	7	24
Delivered services	7	7	17
Desktops	7	7	17
Manufacturer service and warranties(1)	6	6	19
Accessories	5	3	74
Display	4	4	28
Storage	4	5	12
Printers	3	2	99
Servers	2	3	(25)
Other(2)	10	10	4
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

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Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 8, 2017 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 8, 2017 until February 15, 2017 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 61851522.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of $2.25 billion in the twelve months ended December 31, 2016. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; our growing customer base; our acquisition of Stratiform and extending its capabilities to the U.S. market and expanding its offerings; expectation of 2016 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share and statements regarding our investments paying off or contributing to our profitability. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in public sector, advanced technology solutions and services and our call centers; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2016, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$586,627	$482,185	$2,250,587	$1,661,948
Cost of goods sold	503,787	419,072	1,931,786	1,437,621
Gross profit	82,840	63,113	318,801	224,327
Selling, general and administrative expenses	73,633	85,194	284,010	249,809
Operating profit (loss)	9,207	(22,081)	34,791	(25,482)
Interest expense, net	1,550	1,199	6,083	3,860
Income (loss) from continuing operations before income taxes	7,657	(23,280)	28,708	(29,342)
Income tax expense (benefit)	2,947	(9,164)	11,115	(11,394)
Income (loss) from continuing operations	4,710	(14,116)	17,593	(17,948)
Loss from discontinued operations, net of taxes	—	(51)	—	(310)
Net income (loss)	$4,710	$(14,167)	$17,593	$(18,258)

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$0.40	$(1.21)	$1.49	$(1.49)
Loss from discontinued operations, net of taxes	—	(0.00)	—	(0.03)
Net income (loss)	$0.40	$(1.21)	$1.49	$(1.52)

Diluted EPS:
Income (loss) from continuing operations	$0.37	$(1.21)	$1.40	$(1.49)
Loss from discontinued operations, net of taxes	—	(0.00)	—	(0.03)
Net income (loss)	$0.37	$(1.21)	$1.40	$(1.52)

Weighted average number of common shares outstanding:
Basic	11,867	11,756	11,847	12,049
Diluted	12,758	11,756	12,528	12,049

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
EBITDA(a):
Consolidated operating profit (loss)	$9,207	$(22,081)	$34,791	$(25,482)
Add: Consolidated depreciation expense	2,422	2,712	9,944	10,873
Consolidated amortization expense	1,440	419	5,840	1,344
EBITDA	$13,069	$(18,950)	$50,575	$(13,265)

EBITDA Adjustments:
Stock-based compensation	$504	$369	$1,961	$1,589
M&A related fees(b)	343	873	1,250	2,083
Severance & restructuring related costs(c)	615	116	2,529	3,845
Foreign exchange (gain) loss	22	741	(240)	726
Write-off of ERP and CRM(d)	—	22,094	37	25,427
Legal settlement gain(e)	—	—	(1,333)	—
Total EBITDA adjustments	$1,484	$24,193	$4,204	$33,670

Adjusted EBITDA
EBITDA	$13,069	$(18,950)	$50,575	$(13,265)
Add: EBITDA Adjustments	1,484	24,193	4,204	33,670
Adjusted EBITDA	$14,553	$5,243	$54,779	$20,405

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$7,657	$(23,280)	$28,708	$(29,342)
Less: Income tax expense (benefit)	2,947	(9,164)	11,115	(11,394)
Consolidated income (loss) from continuing operations	$4,710	$(14,116)	$17,593	$(17,948)

Consolidated income (loss) from continuing operations before income taxes	$7,657	$(23,280)	$28,708	$(29,342)
Add: EBITDA Adjustments	1,484	24,193	4,204	33,670
Amortization of purchased intangibles(f)	1,436	416	5,825	1,323
Adjusted income from continuing operations before income taxes	10,577	1,329	38,737	5,651
Less: Adjusted income tax expense	4,071	523	14,998	2,194
Non-GAAP consolidated income from continuing operations	$6,506	$806	$23,739	$3,457

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$0.37	$(1.21)	$1.40	$(1.49)
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.51	$0.07	$1.89	$0.27

GAAP diluted weighted average number of common shares outstanding	12,758	11,756	12,528	12,049
Non-GAAP diluted weighted average number of common shares outstanding	12,758	12,243 (g)	12,528	12,601 (g)

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Relates to costs incurred relating to our acquisitions.
(c)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(d)	Relates to the write-off of internally developed software work in process related to our upcoming ERP and CRM systems, in favor of a ERP and CRM systems already configured and in production at En Pointe.
(e)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	Includes approximately 487,000 and 553,000 dilutive shares for the three months and year ended December 31, 2015, respectively, for computation of non-GAAP diluted EPS.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$7,172	$11,176
Accounts receivable, net of allowances of $832 and $558	358,949	341,018
Inventories	80,872	55,386
Prepaid expenses and other current assets	16,250	17,880
Deferred income taxes	3,585	4,425
Asset held for sale	5,812	5,812
Total current assets	472,640	435,697
Property and equipment, net	56,352	56,774
Goodwill	83,388	80,552
Intangible assets, net	15,074	20,807
Deferred income taxes	508	939
Other assets	4,994	5,404
Total assets	$632,956	$600,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$276,524	$201,524
Accrued expenses and other current liabilities	63,930	51,580
Deferred revenue	10,960	11,455
Line of credit	107,396	162,439
Notes payable — current	11,168	12,912
Note payable related to asset held for sale	4,601	4,799
Current liabilities of discontinued operations	79	153
Total current liabilities	474,658	444,862
Notes payable	18,750	21,454
Other long-term liabilities	7,039	20,289
Deferred income taxes	4,038	4,053
Total liabilities	504,485	490,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,465,567 and 16,007,613 shares issued; 11,967,202 and 11,914,946 shares outstanding	16	16
Additional paid-in capital	127,777	122,932
Treasury stock, at cost: 4,498,365 and 4,092,667 shares	(26,934)	(23,326)
Accumulated other comprehensive loss	(639)	(765)
Retained earnings	28,251	10,658
Total stockholders’ equity	128,471	109,515
Total liabilities and stockholders’ equity	$632,956	$600,173

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$17,593	$(18,258)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,784	12,217
Write-off of software work in process	37	25,427
Provision for deferred income taxes	1,248	(9,775)
Excess tax benefit related to stock option exercises	(895)	(231)
Non-cash stock-based compensation	1,961	1,589
Change in operating assets and liabilities:
Accounts receivable	(17,421)	(126,981)
Inventories	(25,557)	1,663
Prepaid expenses and other current assets	1,770	(629)
Other assets	1,020	837
Accounts payable	87,702	54,314
Accrued expenses and other current liabilities	12,948	6,317
Deferred revenue	(572)	1,074
Total adjustments	78,025	(34,178)
Net cash provided by (used in) operating activities	95,618	(52,436)
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	—	(17,295)
Acquisition of Acrodex, net of cash acquired	(93)	(13,566)
Acquisition of assets of Systemax	(400)	(14,000)
Acquisition of Stratiform	(1,584)	—
Purchases of property and equipment	(8,705)	(21,380)
Net cash used in investing activities	(10,782)	(66,241)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(55,043)	109,644
Borrowing under note payable	526	17,695
Payments under notes payable	(5,173)	(4,686)
Change in book overdraft	(13,131)	16,387
Payments of earn-out liability	(13,058)	(8,938)
Payments of obligations under capital lease	(2,425)	(2,394)
Proceeds from stock issued under stock option plans	2,541	907
Payment for deferred financing costs	(653)	(760)
Common shares repurchased and held in treasury	(3,608)	(5,854)
Excess tax benefit related to stock option exercises	895	231
Net cash (used in) provided by financing activities	(89,129)	122,232
Effect of foreign currency on cash flow	289	(1,271)
Net change in cash and cash equivalents	(4,004)	2,284
Cash and cash equivalents at beginning of the period	11,176	8,892
Cash and cash equivalents at end of the period	$7,172	$11,176
Supplemental Cash Flow Information
Interest paid	$5,373	$3,619
Income taxes paid (refund), net	7,332	(4,960)
Supplemental Non-Cash Investing and Financing Activities
Accrued earn-out liability related to En Pointe acquisition	$—	$38,625
Accrued earn-out liability related to Stratiform acquisition	326	—
Financed purchases of property and equipment	777	895

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